Exhibit 3.1

CERTIFICATE OF AMENDMENT OF

CERTIFICATE OF INCORPORATION

OF

HMS HOLDINGS CORP.

HMS Holdings Corp., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify that:

1.             This Certificate of Amendment (the “Certificate of Amendment”) amends the provisions of the Corporation’s Certificate of Incorporation filed with the Secretary of State on July 17, 2013 (the “Certificate of Incorporation”).

2.             The first paragraph of Article FOURTH of the Certificate of Incorporation is hereby amended and restated in its entirety as follows:

FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is 180,000,000 shares, consisting of (i) 175,000,000 shares of Common Stock, $0.01 par value per share (“Common Stock”), and (ii) 5,000,000 shares of Preferred Stock, $0.01 par value per share (“Preferred Stock”).

3.             This amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

4.             All other provisions of the Certificate of Incorporation shall remain in full force and effect.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its authorized officer this 9th day of July, 2015.

By:	/s/ Eugene V. DeFelice
Name:	Eugene V. DeFelice
Title:	Executive Vice President, General Counsel and Corporate Secretary